Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and Post Effective Amendment No. 1 to Registration Statements on Form S-8 (No. 333-54550 and 333-148926) of our report dated February 28, 2012 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement and Post Effective Amendment No. 1 to Registration Statements on Form S-8 (No. 333-54550 and 333-148926).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, MA

May 17, 2012